April 26, 2006

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:
Terry Francisco, Bank of America, 704.386.4343

Bank of America directors authorize new 200 million share repurchase program
Regular quarterly dividend declared

CHARLOTTE - The Bank of America Corporation board of directors today approved the repurchase of up to 200 million additional shares of common stock, authorizing management to spend up to $12 billion within 18 months.

"Over the last five years, our strong earnings growth has enabled Bank of America to return $46 billion in capital to our shareholders in the form of dividends and net share repurchases," said Kenneth D. Lewis, Bank of America chairman and chief executive officer.  "We expect to continue generating strong returns and will aggressively continue to return excess capital to our shareholders."

The new program is intended to be implemented through purchases made from time to time either in the open market or through private transactions.  On March 31, 2006, Bank of America had 4.6 billion common shares outstanding. The Board of Directors last approved an authorization of 200 million shares in March 2005.  As of today, there are 47.2 million shares remaining in that authorization.

Separately, the board today declared a regular quarterly dividend on common stock of $0.50 per share, payable on June 23, 2006 to shareholders of record on June 2, 2006.

The board also declared three additional dividends.  The first was a $1.75 regular cash dividend on the 7 percent Cumulative Redeemable Preferred Stock, Series B.  The dividend is payable July 25, 2006, to shareholders of record on July 11, 2006.  The second was a regular quarterly cash dividend of $.84375 per depositary share on the corporation's 6.75% Perpetual Preferred Stock (BACPrA), payable July 14, 2006 to shareholders of record on July 3, 2006. The last declared dividend was a regular quarterly cash dividend of $0.875 per depositary share on the Fixed/Adjustable Rate Cumulative Preferred Stock, payable July 3, 2006 to shareholders of record on June 15, 2006.

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 54 million consumer and small business relationships with more than 5,700 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 19 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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